SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 15, 2014

Cigna Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-08323 (Commission File Number)	06-1059331 (IRS Employer Identification No.)

900 Cottage Grove Road
Bloomfield, Connecticut 06002
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:

(860) 226-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2014, Cigna Corporation (“Cigna” or the “Company”) and Herbert A. Fritch, Cigna's President–HealthSpring, executed an amendment (the “Amendment”) to Mr. Fritch’s retention agreement, which was entered into on October 24, 2011 and amended on December 7, 2011 (the “Retention Agreement”).  Cigna and Mr. Fritch entered into the Retention Agreement to support the business integration and leadership transition associated with Cigna's acquisition of HealthSpring, Inc.

Under a lock-up provision in the Retention Agreement, Mr. Fritch is not permitted to sell or transfer any shares of Cigna stock or shares underlying options to purchase Cigna stock that are subject to the lock-up.  Prior to the Amendment, 149,501 shares of Cigna stock and shares underlying 684,473 options (of which 639,477 are vested and exercisable) were subject to the lock-up.  These shares and options had a total value of approximately $26 million as of January 31, 2012, which was the closing date of Cigna's acquisition of HealthSpring, and have a current value of approximately $65 million.  The Amendment adjusted the number of Cigna shares subject to the lock-up to 81,001 shares and shares underlying 273,787 options, which have a total current value of approximately $28 million.  All other terms and conditions of the Retention Agreement continue unmodified, including, among others, the lock-up period (which ends the earlier of January 31, 2017 or certain terminations of employment).

In addition, Mr. Fritch continues to be subject to the Company's executive stock ownership guidelines, under which he is required to hold Cigna stock with a value of at least three times his base salary.  The current value of his holdings under the ownership guidelines is approximately six times the value required.  Mr. Fritch’s Cigna shareholdings also include the following – 44,825 wholly-owned shares, 73,836 options to purchase Cigna shares (of which 13,993 options are vested and exercisable), 90,040 shares of restricted stock granted under the Retention Agreement (with 50% vesting in each of 2016 and 2017), and unvested strategic performance shares (“SPS”) for the 2012–2014, 2013–2015 and 2014–2016 performance periods – which have a total current value of approximately $19 million.

The foregoing summary is qualified in its entirety by reference to the full text of the Amendment, which is attached to this report as Exhibit 10.1 and incorporated herein by reference.  Mr. Fritch’s agreements are available as Exhibits 10.1 and 10.2 to Cigna's Form 10-Q for the three months ended March 31, 2013 filed with the Securities and Exchange Commission on May 2, 2013.

Item 8.01	Other Events.

On September 15, 2014, Mr. Fritch adopted a trading plan designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, to provide for an orderly sale of shares.  Under Rule 10b5-1, officers, directors and other individuals who are not in possession of material non-public information may adopt a pre-arranged plan for the sale of securities under specified conditions and at specified times.  Using these plans, individuals can diversify their investment portfolios, reduce market impact by spreading trades over an extended period of time and mitigate concerns about transactions occurring at a time when they might possess material non-public information.  Mr. Fritch will not have subsequent discretion over the plan trading.

Mr. Fritch’s plan provides for transactions at regular, monthly intervals between December 2014 and November 2015 with a specified minimum limit price, including sales of wholly-owned shares, a portion of the shares acquired upon option exercises (as well as amounts sold to cover the exercise price, taxes and fees) and shares he may receive under the SPS program for the 2012–2014 performance period.

The Company does not undertake to report 10b5-1 plans adopted by any officers or directors in the future, or to report any modification or termination of any trading plan, whether or not the plan was publicly announced, except to the extent required by law.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
10.1	Agreement with Herbert A. Fritch dated September 15, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cigna Corporation

Date: September 19, 2014	By: /s/ Nicole S. Jones
Nicole S. Jones
Executive Vice President
and General Counsel

Exhibit Index

Exhibit No.	Description
10.1	Agreement with Herbert A. Fritch dated September 15, 2014.